October 19, 2006	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.58 Per Share
Quarterly earnings up 11% over prior year quarter excluding previous derivatives accounting change

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended September 30, 2006, were $.58 per diluted share ($8,030,000) compared to the $.28 per diluted share ($3,845,000, as restated) the Company earned during the same quarter in the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the quarter ended September 30, 2005, were $.51 per diluted share ($7,147,000). In addition, for the three months ended September 30, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives increased reported net income by $78,000. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $.58 for the quarter ended September 30, 2006. As reported previously, the Company expects all charges related to the restatement of interest rate swaps in 2005 to flow back into income (perhaps unevenly) over the remaining terms of the swaps.

Preliminary earnings for the nine months ended September 30, 2006, were $1.65 per diluted share ($22,750,000) compared to the $1.26 per diluted share ($17,521,000, as restated) the Company earned during the same period in the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the nine months ended September 30, 2005, were $1.48 per diluted share. In addition, for the nine months ended September 30, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives decreased reported net income by $248,000, or $.01 per diluted share after taxes. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $1.66 for the nine months ended September 30, 2006.

"Great Southern's financial performance for the third quarter was very solid in a continuing difficult business environment," said Great Southern President and CEO Joseph W. Turner. "Loans have grown 9% for the first nine months of the year, with growth primarily in commercial and residential construction lending, from customers in both our primary and loan production markets. On an economic basis, our net interest margin continued to improve somewhat in the third quarter after stabilizing during the last half of 2005. Excluding the effects of our previous accounting change for interest rate swaps, our margin was 3.52%, which is up 19 basis points from third quarter 2005 and three basis points from the quarter ended June 30, 2006. Income from account service charges and ATMs fees was also up with a 10% increase over the 2005 comparable quarter."

For the three months ended September 30, 2006, return on average equity (ROAE) was 19.36%; return on average assets (ROAA) was 1.46%; and net interest margin (NIM) was 3.44%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 8 basis points (from 3.52%).

For the nine months ended September 30, 2006, return on average equity (ROAE) was 18.65%; return on average assets (ROAA) was 1.39%; and net interest margin (NIM) was 3.39%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit reduced net interest margin by 9 basis points (from 3.48%).

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Stockholders' equity at September 30, 2006, was $169.5 million (7.7% of total assets), equivalent to a book value of $12.38 per share.

Selected Financial Data and Non-GAAP Reconciliation:
      (Dollars in thousands)

	Three Months Ended September 30, 2006			Nine Months Ended September 30, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,865	$ (417)	$18,282	$51,620	$(1,401)	$53,021
Provision for loan losses	1,350	--	1,350	4,100	--	4,100
Non-interest income	7,090	537	6,553	21,654	1,019	20,635
Non-interest expense	12,288	--	12,288	36,153	--	36,153
Provision for income taxes	3,287	(42)	3,245	10,271	134	10,405
Net income	$ 8,030	$ 78	$ 7,952	$22,750	$ (248)	$22,998

	Three Months Ended September 30, 2005			Nine Months Ended September 30, 2005
	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps

Net interest income	$15,100	$(914)	$16,014	$42,444	$(4,225)	$46,669
Provision for loan losses	975	--	975	2,850	--	2,850
Non-interest income	2,695	(4,166)	6,861	18,688	(457)	19,145
Non-interest expense	11,390	--	11,390	32,723	--	32,723
Provision for income taxes	1,585	1,778	3,363	8,038	1,639	9,677
Net income	$3,845	$(3,302)	$ 7,147	$17,521	$(3,043)	$20,564

	Three Months Ended September 30, 2006				Nine Months Ended September 30, 2006
	2006		2005		2006		2005
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$8,030	$.58	$3,845	$.28	$22,750	$1.65	$17,521	$1.26

Amortization of deposit broker origination fees (net of taxes)	271.02		175.01		910.06		555.04

Net change in fair value of interest rate swaps and related deposits (net of taxes)	(349)	(.02)	3,127.22		(662)	(.05)	2,488.18

Earnings excluding impact of hedge accounting entries	$7,952	$.58	$7,147	$.51	$22,998	$1.66	$20,564	$1.48

NET INTEREST INCOME

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the third quarter of 2006 increased $2.8 million to $17.9 million compared to $15.1 million for the third quarter of 2005. Net interest margin was 3.44% in the quarter ended September 30, 2006, compared to 3.14% in the same period in 2005, an increase of 30 basis points.

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Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the third quarter of 2006 increased $2.3 million to $18.3 million compared to $16.0 million for the third quarter of 2005. Net interest margin excluding the effects of the accounting change was 3.52% in the quarter ended September 30, 2006, compared to 3.33% in the quarter ended September 30, 2005.

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the first nine months of 2006 increased $9.2 million to $51.6 million compared to $42.4 million for the first nine months of 2005. Net interest margin was 3.39% in the nine months ended September 30, 2006, compared to 3.08% in the same period in 2005, an increase of 31 basis points.

Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the first nine months of 2006 increased $6.3 million to $53.0 million compared to $46.7 million for the first nine months of 2005. Net interest margin excluding the effects of the accounting change was 3.48% in the nine months ended September 30, 2006, compared to 3.38% in the nine months ended September 30, 2005.

Non-GAAP Reconciliation
(Dollars in Thousands)

	Three Months Ended September 30, 2006				Nine Months Ended September 30, 2006
	2006		2005		2006		2005
	Dollars (000)%		Dollars (000)%		Dollars (000)%		Dollars (000)%
Net Interest Income/ Margin	$17,865	3.44%	$15,100	3.14%	$51,620	3.39%	$42,444	3.08%

Amortization of deposit broker origination fees	417.08		270.06		1,401.09		854.06

Interest rate swap net settlements	--	--	644.13		--	--	3,371.24

Net interest income/margin excluding impact of hedge accounting entries	$18,282	3.52%	$16,014	3.33%	$53,021	3.48%	$46,669	3.38%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Including the effects of the Company's restatement in 2005 for certain interest rate swaps, non-interest income for the third quarter of 2006 was $7.1 million compared with $2.7 million for the third quarter 2005. The $4.4 million increase in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income decreased $4.8 million in the three months ended September 30, 2005, and increased $537,000 in the three months ended September 30, 2006, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the third quarter of 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $644,000 in the three months ended September 30, 2005. There was no reclassification of net interest settlements in the three months ended September 30, 2006. Excluding the effects of interest rate swap-related entries, non-interest income decreased $308,000, or 4%, in the three months ended September 30, 2006, compared to September 30, 2005.

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Third quarter 2006 income from commissions from the Company's travel, insurance and investment divisions decreased $61,000, or 3%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $341,000, or 10%, compared to the same period in 2005. Late charges and fees on loans decreased by $419,000, or 60%, compared to the same period in 2005 due to significantly more loan prepayment fees collected in the 2005 period.

Including the effects of the Company's restatement in 2005, non-interest income for the nine months ended September 30, 2006 was $21.7 million compared with $18.7 million for the nine months ended September 30, 2005. The $3.0 million increase in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income decreased $3.8 million in the nine months ended September 30, 2005, and increased $1.0 million in the nine months ended September 30, 2006, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the first six months of 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income increased by $3.4 million in the nine months ended September 30, 2005. There was no reclassification of net interest settlements in the nine months ended September 30, 2006. Excluding the effects of interest rate swap-related entries, non-interest income increased $1.5 million, or 8%, in the nine months ended September 30, 2006, compared to September 30, 2005.

For the nine months ended September 30, 2006, income from commissions from the Company's travel, insurance and investment divisions increased $403,000, or 6%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $959,000, or 10%, compared to the same period in 2005.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ended September 30, 2006 was $12.3 million compared with $11.4 million for the third quarter of 2005. Non-interest expense increased $173,000 when comparing the third quarter 2006 to second quarter 2006 expenses of $12.1 million. The Company's efficiency ratio for the quarter ended September 30, 2006, was 49.24% compared to 64.01% in the same quarter in 2005. These efficiency ratios include the impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the third quarter 2006 was 49.48% compared to 49.79% in the same period in 2005. The Company's ratio of non-interest expense to average assets has remained very constant over these recent periods at approximately 2.20%.

Non-interest expense for the first nine months of 2006 was $36.2 million compared with $32.7 million for the first nine months of 2005. The Company's efficiency ratio for the nine months ended September 30, 2006, was 49.34% compared to 53.53% in the same period in 2005. These efficiency ratios include the impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the first nine months of 2006 was 49.08% compared to 49.72% in the same period in 2005.

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Non-GAAP Reconciliation
(Dollars in Thousands)

	Three Months Ended September 30,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$12,288	$24,955	49.24%	$11,390	$17,795	64.01%

Amortization of deposit broker origination fees	--	417	(.81)	--	270	(.76)

Net change in fair value of interest rate swaps and related deposits	--	(537)	1.05	--	4,810	(13.46)

Efficiency ratio excluding impact of hedge accounting entries	$12,288	$24,835	49.48%	$11,390	$22,875	49.79%

* Net interest income plus non-interest income.

	Nine Months Ended September 30,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$36,153	$73,274	49.34%	$32,723	$61,132	53.53%

Amortization of deposit broker origination fees	--	1,401	(.95)	--	854	(.69)

Net change in fair value of interest rate swaps and related deposits	--	(1,019)	.69	--	3,828	(3.12)

Efficiency ratio excluding impact of hedge accounting entries	$36,153	$73,656	49.08%	$32,723	$65,814	49.72%
* Net interest income plus non-interest income.

The Company's increase in non-interest expense in the third quarter of 2006 compared to the same period in 2005 related to the continued growth of the Company. During the latter half of 2005, Great Southern completed its acquisition of three bank branches in central Missouri, acquired a Columbia, Mo.-based travel agency, and opened a banking center in Republic, Mo. In the first half of 2006, Great Southern acquired a travel agency in Lee's Summit, Mo., and established a new loan production office in Columbia, Mo. In September 2006, Great Southern opened new banking centers in Lee's Summit, Mo., and Ozark, Mo. As a result, in the three months ended September 30, 2006, compared to the three months ended September 30, 2005, non-interest expense increased $545,000 related to the ongoing operations of these new offices referenced above. For the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005, expenses for these offices increased $1.4 million. In addition to these acquisitions and new offices, the Company expanded the loan production offices in St. Louis and Rogers, Ark., and added lending and lending support personnel in the Springfield market.

Consistent with many other employers, the cost of health insurance premiums and other benefits for the Company continues to rise and added $215,000 in expenses in the third quarter of 2006 compared to the same quarter in 2005. In the first nine months of 2006, these benefit-related expenses increased by $800,000 compared to the same period in 2005.

During the quarter ended September 30, 2006, the Company also recorded expenses of $114,000, or $.01 per diluted share, related to the cost of stock options previously granted by the Company. During the nine months ended September 30, 2006, this recorded expense was $343,000, or $.02 per diluted share.

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INCOME TAXES

For the three months and nine months ended September 30, 2006, the Company's effective tax rate was 29% and 31%, respectively, which was slightly lower than historical levels of approximately 32%. This lower effective tax rate related primarily to tax credits for 2005 and 2006.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at September 30, 2006, were $28.3 million, up $11.5 million from December 31, 2005, and up $2.1 million from June 30, 2006. Non-performing assets as a percentage of total assets were 1.28% at September 30, 2006. Compared to December 31, 2005, non-performing loans increased $10.2 million to $26.4 million while foreclosed assets increased $1.3 million to $1.9 million. Commercial real estate, construction and business loans comprised $25.3 million, or 96%, of the total $26.4 million of non-performing loans at September 30, 2006. The increase in non-performing loans during the quarter ended September 30, 2006, was primarily due to the addition of one $3.1 million loan relationship and one $1.8 million loan relationship to the non-performing category, partially offset by the repayment of one loan relationship secured by two restaurant locations totaling $1.4 million and the repayment of one loan relationship secured by a motel near Branson, Mo., totaling $879,000. Other increases in non-performing loans during the nine months ended September 30, 2006, were primarily due to the addition of one $1.3 million loan relationship, one $3.1 million loan relationship and the increase by $3.8 million of one loan relationship (now totaling $5.2 million) to the non-performing category. This increase was partially offset by the repayment of one $640,000 relationship which was included in non-performing assets at December 31, 2005, and the reduction of another relationship by $1.1 million through the sale of a portion of the assets securing the debt, resulting in a remaining relationship total of $910,000 at September 30, 2006. Three additional significant loan relationships were previously included in Non-performing Loans and remained there at September 30, 2006. These relationships are described more fully in the December 31, 2005, Annual Report on Form 10-K.

The $3.1 million loan relationship was placed in the Non-performing Loans category during the quarter ended September 30, 2006. This relationship is primarily secured by a townhome/apartment development in the Kansas City, Mo., area, and was included in the Potential Problem Loans category at June 30, 2006.

The $1.8 million loan relationship was placed in the Non-performing Loans category during the quarter ended September 30, 2006. This relationship is primarily secured by a motel in Branson, Mo., and was included in the Potential Problem Loans category at June 30, 2006.

Originally included in non-performing loans as $3.7 million (now totaling $5.3 million), $1.6 million was added to the Non-performing Loans category from the Potential Problem Loans category during the three months ended June 30, 2006. The $3.7 million portion of this relationship is secured by a nursing home in Missouri that has had cash flow problems. The additional $1.6 million is secured by a second nursing home in the Springfield, Mo., area. This second nursing home has performed satisfactorily; however, due to the performance issues of the other property, the entire relationship has now been categorized as non-performing.

The $3.1 million loan relationship was placed in the Non-performing Loans category during the quarter ended March 31, 2006. At December 31, 2005, this relationship was included in the Potential Problem Loans category and was described more fully in the December 31, 2005, Annual Report on Form 10-K. This relationship is secured by a motel and additional real estate collateral.

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The $5.2 million relationship was discussed in the December 31, 2005 Annual Report on Form 10-K, where $1.5 million was included in the Non-performing Loans category and $6.2 million was included in the Potential Problem Loans category. This relationship is secured by an office building, vacant land, developed and undeveloped residential subdivisions, houses under construction and houses used as rental property. The Company previously determined that the transfer of this portion of the relationship to the Non-performing Loans category was warranted due to continued deterioration of payment performance. During the three months ended March 31, 2006, the Company recorded a charge-off of $283,000 on this relationship. In addition, during the three months ended June 30, 2006, the borrower sold some of the commercial real estate and subdivision lots. The proceeds of these sales were used to reduce loan balances from $6.2 million to $5.3 million.

Potential problem loans decreased $6.3 million during the nine months ended September 30, 2006, from $18.4 million at December 31, 2005, to $12.1 million at September 30, 2006. Potential problem loans are loans which management has identified through routine internal review procedures as having possible credit problems which may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. Potential problem loans decreased primarily due to the transfer to the non-performing loan category of the loan relationships previously described, partially offset by the addition of other unrelated loan relationships to the Potential Problem Loans category.

BUSINESS INITIATIVES

In the third quarter of 2006, the Company expanded its retail banking center network from 35 to 37 offices. Great Southern opened a banking center in early September in Lee's Summit, Mo., a growing Kansas City-area community. This banking center marks the Company's first retail banking presence in the region and complements services already provided in the area: a Great Southern Travel office in Lee's Summit and an Overland Park, Kan.-based loan production office serving the metropolitan Kansas City market. In early September, the company also opened a banking center near Springfield in Ozark, Mo., the second Great Southern location in this growing southwest Missouri community.

Loan production offices (LPO) in Overland Park, Kan., Rogers, Ark., St. Louis and Columbia, Mo., continued to grow in the first nine months of 2006. The following figures represent loan originations for the first nine months of 2006 and outstanding loan balances as of September 30, 2006: the Overland Park LPO originated $39.0 million in loans with outstanding loan balances of $186.0 million; the Rogers LPO had $64.7 million in loan originations and $146.9 in outstanding loan balances; and the St. Louis LPO had loan originations of $185.9 million and $187.6 million in outstanding loan balances. The Columbia LPO, which began operating in March 2006 and serves the Columbia, Jefferson City, and Lake of the Ozarks, Mo., region, had loan originations of $21.2 million and $15.6 million in outstanding loan balances.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale of GSBC stock in the quarter ended September 30, 2006, was at $28.10.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 37 banking centers and 170 ATMs throughout southwest and central Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

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When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and nine months ended September 30, 2006 and 2005 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	September 30, 2006	December 31, 2005
	(Dollars in thousands)

Total assets	$2,208,533	$2,081,155
Loans receivable, gross	1,680,839	1,536,595
Allowance for loan losses	26,122	24,549
Foreclosed assets, net	1,883	595
Available-for-sale securities, at fair value	347,880	369,316
Held-to-maturity securities, at amortized cost	1,470	1,510
Deposits	1,735,727	1,550,253
Total borrowings	276,047	355,052
Stockholders' equity	169,542	152,802
Non-performing assets	28,258	16,805

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2006	2005	2006	2005	2006
Selected Operating Data:	(Dollars in thousands)

Interest income	$39,204	$29,924	$110,629	$82,463	$37,228
Interest expense	21,339	14,824	59,009	40,019	20,105
Net interest income	17,865	15,100	51,620	42,444	17,123
Provision for loan losses	1,350	975	4,100	2,850	1,425
Non-interest income	7,090	2,695	21,654	18,688	7,441
Non-interest expense	12,288	11,390	36,153	32,723	12,115
Provision for income taxes	3,287	1,585	10,271	8,038	3,500
Net income	$8,030	$3,845	$22,750	$17,521	$7,524

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2006	2005	2006	2005	2006
Per Common Share:
Net income (fully diluted)	$.58	$.28	$1.65	$1.26	$.54
Book value	$12.38	$11.03	$12.38	$11.03	$11.67
Earnings Performance Ratios:
Annualized return on average assets	1.46%	.76%	1.39%	1.19%	1.38%
Annualized return on average stockholders' equity	19.36%	10.06%	18.65%	15.80%	19.02%
Net interest margin	3.44%	3.14%	3.39%	3.08%	3.35%
Average interest rate spread	2.81%	2.73%	2.84%	2.70%	2.82%
Efficiency ratio	49.24%	64.01%	49.34%	53.53%	49.32%
Non-interest expense to average total assets	2.21%	2.23%	2.21%	2.20%	2.21%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.55%	1.59%	1.55%	1.59%	1.52%
Non-performing assets to period-end assets	1.28%	.77%	1.28%	.77%	1.17%
Non-performing loans to period-end loans	1.57%	.91%	1.57%	.91%	1.50%
Annualized net charge-offs to average loans	.18%	.34%	.21%	.21%	.27%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	September 30, 2006	December 31, 2005	June 30, 2006
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 116,200	$ 116,578	$ 137,349
Interest-bearing deposits in other financial institutions	1,857	1,154	1,634
Cash and cash equivalents	118,057	117,732	138,983
Available-for-sale securities	347,880	369,316	367,686
Held-to-maturity securities (fair value $1,565 - September 2006; $1,603 - December 2005)	1,470	1,510	1,470
Mortgage loans held for sale	4,320	2,124	2,469
Loans receivable, net of allowance for loan losses of $26,122 - September 2006; $24,549 - December 2005	1,654,717	1,512,046	1,651,447
Interest receivable	13,394	10,841	12,263
Prepaid expenses and other assets	16,129	13,266	13,759
Foreclosed assets held for sale, net	1,883	595	1,081
Premises and equipment, net	26,170	27,265	25,887
Goodwill and other intangible assets	1,433	1,402	1,353
Investment in Federal Home Loan Bank stock	10,009	11,857	12,772
Deferred income taxes	13,071	13,201	14,990
Total Assets	$ 2,208,533	$ 2,081,155	$ 2,244,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,735,727	$ 1,550,253	$ 1,709,331
Federal Home Loan Bank advances	148,400	203,435	192,754
Short-term borrowings	109,770	133,558	132,316
Subordinated debentures issued to capital trust	17,877	18,059	17,663
Accrued interest payable	5,589	4,615	5,287
Advances from borrowers for taxes and insurance	1,193	233	877
Accounts payable and accrued expenses	18,576	17,494	25,626
Income taxes payable	1,859	706	829
Total Liabilities	2,038,991	1,928,353	2,084,683
Stockholders' Equity:
Capital stock Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and Outstanding September 2006 - 13,691,239 shares; December 2005 - 13,722,801 shares	137	137	137
Additional paid-in capital	18,278	17,781	18,076
Retained earnings	153,797	138,921	147,531
Accumulated other comprehensive income (loss)	(2,670)	(4,037)	(6,267)
Total Stockholders' Equity	169,542	152,802	159,477
Total Liabilities and Stockholders' Equity	$ 2,208,533	$ 2,081,155	$ 2,244,160

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2006	2005	2006	2005	2006
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 34,905	$ 25,944	$ 97,620	$ 70,125	$ 32,914
Investment securities and other	4,299	3,980	13,009	12,338	4,314
TOTAL INTEREST INCOME	39,204	29,924	110,629	82,463	37,228
INTEREST EXPENSE
Deposits	17,814	11,264	47,593	29,899	16,022
Federal Home Loan Bank advances	1,854	1,957	6,238	5,812	2,352
Short-term borrowings	1,320	1,348	4,225	3,609	1,414
Subordinated debentures issued to capital trust	351	255	953	699	317
TOTAL INTEREST EXPENSE	21,339	14,824	59,009	40,019	20,105
NET INTEREST INCOME	17,865	15,100	51,620	42,444	17,123
PROVISION FOR LOAN LOSSES	1,350	975	4,100	2,850	1,425
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,515	14,125	47,520	39,594	15,698
NONINTEREST INCOME
Commissions	1,989	2,050	7,013	6,610	2,482
Service charges and ATM fees	3,826	3,485	10,859	9,900	3,720
Net realized gains on sales of loans	233	319	707	758	260
Net realized gains (losses) on sales of available-for-sale securities	28	89	(2)	66	(29)
Net gain (loss) on sales of fixed assets	9	(16)	165	(25)	8
Late charges and fees on loans	275	694	1,291	1,147	237
Change in interest rate swap fair value net of change in hedged deposit fair value	438	--	721	--	460
Change in interest rate swap fair value	--	(4,810)	--	(3,828)	--
Interest rate swap net settlements	--	644	--	3,371	--
Other income	292	240	900	689	303
TOTAL NONINTEREST INCOME	7,090	2,695	21,654	18,688	7,441
NONINTEREST EXPENSE
Salaries and employee benefits	7,297	6,517	21,447	18,872	7,169
Net occupancy and equipment expense	1,864	1,911	5,683	5,377	1,888
Postage	554	504	1,634	1,447	552
Insurance	223	220	658	663	222
Advertising	251	232	776	782	273
Office supplies and printing	264	240	692	675	215
Telephone	381	260	1,037	783	316
Legal, audit and other professional fees	297	348	866	1,026	328
Expense (income) on foreclosed assets	89	88	110	336	56
Other operating expenses	1,068	1,070	3,250	2,762	1,096
TOTAL NONINTEREST EXPENSE	12,288	11,390	36,153	32,723	12,115
INCOME BEFORE INCOME TAXES	11,317	5,430	33,021	25,559	11,024
PROVISION FOR INCOME TAXES	3,287	1,585	10,271	8,038	3,500
NET INCOME	$ 8,030	$ 3,845	$ 22,750	$ 17,521	$ 7,524
BASIC EARNINGS PER COMMON SHARE	$.59	$.28	$1.66	$1.28	$.55
DILUTED EARNINGS PER COMMON SHARE	$.58	$.28	$1.65	$1.26	$.54
DIVIDENDS DECLARED PER COMMON SHARE	$.15	$.13	$.44	$.38	$.15

Average Balances, Interest Rates and Yields

    The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $757,000 and $582,000 for the three months ended September 30, 2006 and 2005, respectively. Fees included in interest income were $2.1 million and $1.5 million for the nine months ended September 30, 2006 and 2005, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 177,044	$ 3,039	6.81%	$ 177,936	$ 2,708	6.04%
Other residential	76,794	1,583	8.18	124,657	2,330	7.41
Commercial real estate	479,374	10,184	8.43	489,145	8,545	6.93
Construction	601,888	13,331	8.79	404,133	7,232	6.96
Commercial business	115,103	2,483	8.56	108,886	1,911	7.10
Other loans	141,814	2,710	7.58	141,802	2,382	6.66
Industrial revenue bonds	86,610	1,575	7.21	54,880	836	6.05

Total loans receivable	1,678,627	34,905	8.25	1,501,439	25,944	6.86
Investment securities and other interest-earning assets	382,957	4,299	4.45	405,547	3,980	3.89

Total interest-earning assets	2,061,584	39,204	7.54	1,906,986	29,924	6.23
Non-interest-earning assets:
Cash and cash equivalents	98,693			93,629
Other non-earning assets	42,958			28,510
Total assets	$2,203,235			$2,029,125

Interest-bearing liabilities:
Interest-bearing demand and savings	$ 412,475	3,191	3.07	$ 377,261	2,136	2.25
Time deposits	1,075,292	14,623	5.40	940,597	9,128	3.85
Total deposits	1,487,767	17,814	4.75	1,317,858	11,264	3.39
Short-term borrowings	114,088	1,320	4.59	156,883	1,348	3.41
Subordinated debentures issued to capital trust	17,768	351	7.84	18,256	255	5.54
FHLB advances	168,721	1,854	4.36	188,883	1,957	4.11

Total interest-bearing Liabilities	1,788,344	21,339	4.73	1,681,880	14,824	3.50
Non-interest-bearing liabilities:
Demand deposits	200,712			182,005
Other liabilities	48,253			12,321
Total liabilities	2,037,309			1,876,206
Stockholders' equity	165,926			152,919
Total liabilities and stockholders' equity	$2,203,235			$2,029,125

Net interest income:
Interest rate spread		$17,865	2.81%		$15,100	2.73%
Net interest margin*			3.44%			3.14%
Average interest-earning assets to average interest-bearing liabilities	115.3%			113.4%

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*Defined as the Company's net interest income divided by total interest-earning assets.

	Nine Months Ended September 30, 2006			Nine Months Ended September 30, 2005

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 176,781	$ 8,913	6.74%	$ 178,234	$ 7,571	5.68%
Other residential	89,878	5,493	8.17	120,754	6,395	7.08
Commercial real estate	467,178	28,071	8.03	472,107	23,347	6.61
Construction	579,724	36,404	8.40	368,540	18,378	6.67
Commercial business	109,272	6,918	8.46	104,469	5,215	6.67
Other loans	140,037	7,799	7.45	136,117	6,830	6.71
Industrial revenue bonds	75,853	4,022	7.09	51,561	2,389	6.19

Total loans receivable	1,638,723	97,620	7.96	1,431,782	70,125	6.55

Investment securities and other interest-earning assets	399,963	13,009	4.35	412,775	12,338	4.00

Total interest-earning assets	2,038,686	110,629	7.26	1,844,557	82,463	5.98
Non-interest-earning assets:
Cash and cash equivalents	98,990			91,454
Other non-earning assets	40,921			25,474
Total assets	$2,178,597			$1,961,485

Interest-bearing liabilities:
Interest-bearing demand and savings	$ 427,998	9,469	2.96	$ 379,159	5,639	1.99
Time deposits	1,015,550	38,124	5.02	866,889	24,260	3.74
Total deposits	1,443,548	47,593	4.41	1,246,048	29,899	3.21
Short-term borrowings	131,468	4,225	4.30	163,547	3,609	2.95
Subordinated debentures issued to capital trust	17,847	953	7.14	18,397	699	5.08
FHLB advances	192,422	6,238	4.33	206,673	5,812	3.76

Total interest-bearing liabilities	1,785,285	59,009	4.42	1,634,665	40,019	3.28
Non-interest-bearing liabilities:
Demand deposits	191,073			167,342
Other liabilities	39,614			11,600
Total liabilities	2,015,972			1,813,607
Stockholders' equity	162,625			147,878
Total liabilities and stockholders' equity	$2,178,597			$1,961,485

Net interest income:
Interest rate spread		$51,620	2.84%		$42,444	2.70%
Net interest margin*			3.39%			3.08%
Average interest-earning assets to average interest-bearing liabilities	114.2%			112.8%

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*Defined as the Company's net interest income divided by total interest-earning assets.